Exhibit 10(b)

                                Bonray/MEL


                              PROMISSORY NOTE
                              (VARIABLE RATE)

$828,050


     FOR VALUE RECEIVED, BONRAY DRILLING CORPORATION (the "Maker") promises to pay to the order of M.E.L. OIL & GAS CORPORATION, an Oklahoma corporation, at P.O. Box 639, Jenks Oklahoma 74037, or at such other place as may be designated in writing by the holder of this Note, the principal amount of Eight Hundred Twenty-Eight Thousand Fifty Dollars ($828,050) with interest thereon at the rate specified below, in lawful money of the United States of America, as follows:

     The unpaid principal amount of this Note from time to time outstanding shall bear interest from the date hereof to maturity at a rate per annum equal to the Prime Rate plus 1%. The term "Prime Rate" means the rate of interest published from time to time by The Wall Street Journal and designated as the Prime Rate in the "Money Rates" section of that publication. If the publi-cation describes the Prime Rate as a range of rates, for purposes of this Note, the Prime Rate shall be the highest rate designated in such range. The Prime Rate is a reference rate which describes the base rate on corporate loans and does not necessarily represent actual transactions or the best or lowest rate of interest actually charged to any borrower. The interest rate under this Note shall be adjusted on each date that the published Prime Rate changes. Interest shall be computed on the basis of a year consisting of 365 days.

     The Maker acknowledges that the Prime Rate effective on the date of execu-tion of this Note is nine percent (9%) per annum, and that the amount out-standing under this Note on this date will initially bear interest at the rate of ten percent (10%) per annum.

     This Note shall be payable in monthly installments of principal and interest in the amount of Fifty Thousand and No/100 DOLLARS ($50,000), com-mencing on May 1, 1995, and continuing on the same day of each and every month thereafter, except for those months that the Maker elects to defer a payment, as provided below, until paid in full. All payments shall be applied first to accrued interest and the balance to principal. The last monthly payment may be in an amount less than $50,000, if a lesser payment pays the unpaid principal and accrued interest in full. The foregoing notwithstanding, the Maker may, after making the first two monthly payments, defer at its election any four monthly payments, but not more than two consecutive monthly payments.

     The Maker may prepay this Note in whole or in part at any time without penalty or premium. All partial prepayments will be applied in payment of the last maturing principal installments and will not postpone the due date of any subsequent monthly installments or change the amount of such installments, unless the holder otherwise agrees in writing.

     This Note is secured by a Security Agreement of even date herewith.

     On the failure to make any payment on this Note within 10 days of its due date, or on the breach of or default under any other provision of this Note, the Security Agreement or any other agreement now or hereafter securing payment of this Note, at the option of the holder, the entire indebtedness evidenced hereby will become due, payable and collectible then or thereafter as the holder may elect, regardless of the date of maturity hereof. Notice of the exercise of such option is hereby expressly waived. Failure by the holder to exercise such option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

     The acceptance by the holder of any payment that is less than the total of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any remedies or options at that time or any subsequent time, or nullify any prior exercise of such remedy or option, without the express consent of the holder.

     After maturity and at any time while any default exists in the making of any of the payments herein, whether principal or interest, or both, or in the performance or observance of any other covenants, agreements, or conditions of this Note or of any agreement now or hereafter securing the indebtedness evi-denced hereby, the Maker shall pay interest on the principal balance of this Note then outstanding from the date of maturity or the date of such default until paid at the annual rate equal to the sum of five percent (5%) plus the Prime Rate from time to time in effect. During the existence of any default, the holder of this Note may apply payments received on any amounts due here-under, or under the terms of any instrument now or hereafter evidencing or securing such indebtedness, as the holder may determine. Any additional interest that has accrued shall be payable at the time of, and as a condition precedent to, the curing of any default.

     If and as often as this Note is placed in the hands of an attorney for collection or to defend or enforce any of the holder's rights hereunder, the Maker shall pay to the holder hereof reasonable attorneys' fees, to the extent allowed by law, together with all court costs and other expenses incurred in connection therewith, whether or not an action shall be instituted to en-force this Note.

     All agreements between the Maker and the holder hereof are expressly limited so that in no event whatsoever shall the amount of interest or finance charge paid or agreed to be paid by the Maker hereunder exceed the highest lawful contractual rate of interest or the maximum finance charge permis-sible under the law which a court of competent jurisdiction, by final non-appealable order, determines to be applicable hereto. If fulfillment of any agreement between the Maker and the holder, at the time the performance of such agreement becomes due, involves exceeding such highest lawful contractual rate or such maximum permissible finance charge, then the obligation to fulfill the same shall be reduced to the maximum amount that does not exceed such high-est lawful contractual rate or maximum permissible finance charge. If by any circumstance the holder shall ever receive as interest or finance charge an amount that would exceed the amount allowed by applicable law, the amount that may be deemed excessive shall be deemed applied to the principal of the indebtedness evidenced hereby and not to interest. All interest and finance charges paid or agreed to be paid to the holder shall be prorated, allocated, and spread throughout the full period of this Note. The terms and provisions of this paragraph shall control all other terms and provisions contained herein and in any of the other documents executed in connection herewith. If any provision of this Note or the application thereof to any party or circumstance is held invalid or unenforceable, the remainder of this Note and the applica-tion of such provision to other parties or circumstances shall not be affected thereby, the provisions of this Note being severable in any such instance.

     The Maker and the endorsers, sureties, guarantors, and all other persons who may become liable for all or any part of this obligation severally waive presentment for payment, protest, and notice of nonpayment. Such parties consent to any extension of time of payment hereof, whether one or more, any renewal hereof, whether one or more, release of all or any part of the security for the payment hereof and any release of any party liable for payment of this obligation. Any such extension, renewal, or release may be made at any time and from time to time without notice to any such party and without discharging such party's liability hereunder.

     EXECUTED the day and year first written above.

                                BONRAY DRILLING CORPORATION

                                By /s/ Richard B. Hefner
                                  ------------------------------
                                   Richard B. Hefner, President